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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

RFS HOTEL INVESTORS AND EQUITY INNS CANCEL MERGER PLANS


Memphis, TN, September 8, 1998 - RFS Hotel Investors, Inc. (NYSE:RFS) and Equity Inns, Inc. (NYSE:ENN) today announced that their respective Boards of Directors have terminated the Merger Agreement between the two companies. The companies announced in April an agreement, subject to the approval of shareholders, under which RFS would merge into Equity Inns in the exchange of 1.5 shares of ENN common stock for each share of RFS common stock, plus assumption of all RFS liabilities. The Agreement was predicated on ENN stock maintaining a price not below $14 per share during a "measurement period." The most recent closing price of ENN stock was approximately $10.50 per share.

RFS chairman, Robert M. Solmson, said, "At the time the merger was announced, we felt this transaction added significantly to the value of our shareholders' investment. However, market conditions have changed substantially since then, and we believe that, in light of those changes, the transaction is no longer in the best interest of our shareholders. We continue to have the highest regard for Phil McNeill and the management team at Equity Inns, and we wish them continued success," Solmson said.

William Lovelace, RFS Executive Vice President, said that the Company would continue to be more conservative toward acquisitions than many other REITs, an approach it adopted in the past year. "Our emphasis has been, and continues to be, to maintain modest leverage, acquire hotels only where we reasonably expect to receive a cash return greater than our cost of capital, and focus on markets, like California, that have significant barriers to entry," said Lovelace. "We are in the fortunate position of having a portfolio that is yielding a very high current return. Additionally, our portfolio is diversified geographically, by market segment, and by brand, which will, long-term, serve to minimize volatility and risk."

Solmson stated, "REITs have, in recent months, lost a substantial portion of their market value. In part, this is a result of investors' previous misconception that REIT growth would continue unabated by having continuous access to the capital markets. However, as REIT stock prices have declined, it may be increasingly difficult for many REITs to attain their earnings estimates because of an inability to make accretive acquisitions. We see this environment as very favorable for a conservative company like our own. We have been especially cautious in our use of debt, and we plan to re-emphasize our mission of providing an attractive opportunity for investors who want to own real estate, maintain liquidity and benefit from a high dividend yield."

RFS Hotel Investors, Inc. is a Memphis-based real estate trust (REIT) that owns a diversified portfolio of 65 full-service, extended stay and premium limited-service hotels comprising approximately 9,400 rooms in 24 states.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competitive factors, interest rates and the other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the filings of Equity Inns, Inc. and RFS Hotel Investors, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K, including factors described in the Form 10-K for the fiscal year ended December 31, 1997 filed by Equity Inns, Inc. and RFS Hotel Investors, Inc.